Press Release

CONTACT:
Jon Kathol
Vice President, Investor Relations
Tel:813-313-1732
investorrelations@primowater.com

PRIMO WATER CORPORATION ANNOUNCES APPOINTMENT OF CATE GUTOWSKI AS CHIEF OPERATING OFFICER

TAMPA, FL – September 30, 2021 – Primo Water Corporation (NYSE:PRMW; TSX:PRMW) (“Primo”), a leading provider of sustainable drinking water solutions in North America and Europe, today announced the appointment of Cate Gutowski as Chief Operating Officer, effective October 27, 2021.

"We are excited to welcome Cate to the Primo team," said Tom Harrington, Chief Executive Officer of Primo.  "Cate brings significant operating experience with a track record of successful execution in multiple industries.  Her expertise in both sales and operational strategy will strengthen our management team and help us to drive innovation, accelerate growth and propel operational excellence of our differentiated ‘Water Your Way’ platform. I look forward to working closely with her to enhance shareowner value,” continued Harrington.

Since March 2019, Ms. Gutowski held roles of progressive responsibility at Amazon Web Services (“AWS”), a provider of on-demand cloud computing platforms to individuals, companies, and governments. Most recently, she was the Worldwide Head of Enablement, Training, & Communications, where she led the field activation of the company growth strategy through the delivery of enablement designed to increase the state of readiness of the AWS sales and technical teams for customer conversations. As AWS product innovation scaled rapidly, Ms. Gutowski also scaled field readiness through the implementation of self-service models, and AI & Machine Learning based technology systems. Prior to Amazon, Ms. Gutowski worked in the aviation industry as the Senior Vice President of Global Sales and Service at Panasonic Avionics, where she led the commercialization of breakthrough entertainment solutions, building the business of airline customers, partners, and developers. Prior to this, Ms. Gutowski began her career at the General Electric Company, a multinational conglomerate, as a trainee in GE’s Technical Leadership Program. Over 20 years, she held numerous operational and commercial roles both domestically and internationally, including Vice President of Product Management – Digital Transformation, VP of Product Management for EMEA, and the General Manager of Commercial Operations for EMEA.

Press Release

ABOUT PRIMO WATER CORPORATION

Primo Water Corporation is a leading pure-play water solutions provider in North America, Europe and Israel and generates approximately $2.0 billion in annual revenue. Primo operates largely under a recurring razor/razorblade revenue model. The razor in Primo’s revenue model is its industry leading line-up of sleek and innovative water dispensers, which are sold through retailers and online at various price points. The dispensers help increase household penetration which drives recurring purchases of Primo’s razorblade offering. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions across its 22-country footprint direct to the customer’s door, whether at home or to businesses. Through its Water Exchange and Water Refill businesses, Primo offers pre-filled and reusable containers at over 13,000 locations and water refill units at approximately 22,000 locations, respectively. Primo also offers water filtration units across its 22-country footprint representing a top five position.

Primo’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association (IBWA) in North America as well as with Watercoolers Europe (WE), which ensure strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Primo is headquartered in Tampa, Florida (USA). For more information, visit www.primowatercorp.com.

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